 NEWS RELEASE

MMI PRODUCTS, INC.

400 N. Sam Houston Parkway E.

Suite 1200

Houston, TX 77060

Contact: Robert N. Tenczar

Chief Financial Officer

(281) 876-0080

MMI Products, Inc. Reports Second Quarter 2005 Results

HOUSTON, Texas, August 9, 2005 - MMI Products, Inc. ("MMI", "the Company"), a leading manufacturer and distributor of products used in construction activities, reports second quarter net sales of $195.3 million, $9.9 million or 5.3 percent higher than in the second quarter of 2004. Income before interest and income taxes was $12.4 million, a $12.9 million decline from the $25.3 million reported in the second quarter of 2004. For the first six months of 2005, MMI earned income before interest and income taxes of $17.4 million as compared to $33.2 million during the first six months of 2004.

MMI's net sales increase was the result of a $12.2 million increase in the Concrete Construction Products segment where both the volume of units sold and prices were greater than in the second quarter of 2004. Despite the increase in net sales, gross profit declined $4.1 million. During the second quarter of 2004, the Company raised the prices of its products in light of dramatic increases in steel costs. That quarter's cost of sales nonetheless included lower cost of steel resulting from the use of first-in, first-out ("FIFO") accounting. Cost of sales during the second quarter of 2005 included steel costs that were over 20 percent higher than in the second quarter of 2004. This unfavorable cost factor more than offset the favorable impact on gross profit from the increase in volume of units sold. The segment's income before interest and income taxes was $11.5 million in the second quarter of 2005 as compared to $14.6 million in the second quarter of 2004.

Second quarter 2005 net sales in the Fence segment, at $92.0 million, was $2.4 million lower than in the second quarter of 2004. Income before interest and income taxes was $0.9 million, a $9.7 million decline from the $10.6 million earned in the second quarter of 2004. As in the Concrete Construction Products segment, the cost of steel included in the second quarter 2005 results was considerably higher than in the comparable 2004 quarter. Exacerbating this negative factor, the volumes of chain-link and related products sold continued at historically low levels, which also had a negative impact on market pricing. The Company increased the volumes sold of other categories of fence products during the second quarter of 2005 as compared to the comparable quarter of 2004 as its initiatives to grow its position in the broader fence market took hold. Lower pricing, however, did impact gross margins.

At July 2, 2005, the borrowing base under the Company's revolving credit facility was $138.0 million, of which $11.4 million was reserved for outstanding letters of credit. Excess availability was $51.4 million. Working capital decreased from $173.3 million as of year-end 2004 to $151.5 million at July 2, 2005 due primarily to lower inventory levels and an increase in accounts payable, partially offset by a seasonal increase in accounts receivable. Capital expenditures during the second quarter of 2005 totaled $2.8 million and an additional $0.3 million of newly acquired machinery and equipment was placed into service under capital lease obligations. At August 9, 2005, excess availability was $46.4 million.

MMI's president and CEO, John Piecuch, stated, "We believe that after what has been a difficult six months for chain-link and related fence products' demand, the outlook is now more favorable. We expect better results in the last half of 2005 as market demand appears to be returning to more normal levels, as lower steel costs roll through to cost of sales, and as additional manufacturing cost savings develop from the completion of a number of capital investment projects.

"In the Concrete Construction Products segment, the marketplace outlook in the second half is also positive. Our initiatives to increase manufacturing capabilities and to broaden product offerings continue to enhance MMI's market positions. The passage of the new highway and infrastructure bill will only serve to expand the opportunities for our respective operations."

MMI Products, Inc. will broadcast a conference call to discuss its second quarter 2005 results on Wednesday, August 10, 2005, at 2:00 p.m. Central time. Interested parties may participate by dialing (866) 814-8448 at least ten minutes before the start of the call to register. A replay of the call will be available from 5:30 p.m. Central time, Wednesday, August 10, 2005, until 11:59 p.m. Central time, Friday, September 9, 2005, by calling (888) 266-2081 and entering access code 747152.

Organized in 1953, MMI Products, Inc. is a wholly-owned subsidiary of Merchants Metals Holding Company. MMI Products is a leading manufacturer and distributor of products used in the North American public infrastructure, nonresidential and residential construction industries with established leading market positions in each of two reporting segments, Fence and Concrete Construction Products. Products in the Fence segment include chain-link fence fabric, fittings, ornamental iron fence and other related products which are manufactured and distributed by the Company, as well as steel pipe and tubing, wood, vinyl and aluminum products which are primarily manufactured by third parties and distributed by the Company. The Concrete Construction Products segment consists of various classes of welded steel reinforcement, which serve as a structural grid for concrete construction used in building, road, bridge, runway, and sewage and drainage projects. In addition, the Concrete Construction Products segment produces over 2,000 types of hardware accessories used in concrete construction applications, including products used to position and install steel reinforcing bar and welded steel reinforcement products.

Statements made herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the United States; seasonality of the Company's operations; levels of construction spending in major markets; the cost and availability of raw materials inventory (primarily steel rod); supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the United States. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

MMI's condensed consolidated financial statements for the quarter and six months ended July 2, 2005, will be included in the Form 10-Q to be filed with the Securities and Exchange Commission on or before August 16, 2005.

Questions regarding this news release should be directed to Robert N. Tenczar, Chief Financial Officer, at (281) 876-0080.

MMI PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In Thousands)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004

Net sales	$ 195,293	$ 185,438	$ 349,928	$ 336,843
Cost of sales	157,496	131,299	282,519	250,204
Gross profit	37,797	54,139	67,409	86,639
Selling, general and administrative expense	25,565	27,478	49,508	50,839
Other (income) expense, net	(146)	1,399	508	2,642
Income before interest and income taxes	12,378	25,262	17,393	33,158
Interest expense	7,770	7,385	15,322	14,653
Income before income taxes	4,608	17,877	2,071	18,505
Provision for income taxes	1,736	7,169	780	7,421
Net income	$ 2,872	$ 10,708	$ 1,291	$ 11,084

SEGMENT REPORTING
	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
Net sales:
Fence	$ 92,028	$ 94,392	$ 158,284	$ 173,088
Concrete Construction Products	103,265	91,046	191,644	163,755
Total	$ 195,293	$ 185,438	$ 349,928	$ 336,843

Gross profit:
Fence	$ 17,388	$ 29,628	$ 31,727	$ 48,035
Concrete Construction Products	20,409	24,511	35,682	38,604
Total	$ 37,797	$ 54,139	$ 67,409	$ 86,639

Income (loss) before interest and income taxes:
Fence	$ 914	$ 10,627	$ (184)	$ 12,911
Concrete Construction Products	11,464	14,635	17,577	20,247
Total	$ 12,378	$ 25,262	$ 17,393	$ 33,158

Depreciation and amortization:
Fence	$ 856	$ 1,212	$ 1,686	$ 2,038
Concrete Construction Products	2,132	2,504	4,303	4,717
Total	$ 2,988	$ 3,716	$ 5,989	$ 6,755

MMI PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	July 2, 2005	January 1, 2005
ASSETS	(Unaudited)
Current assets:
Cash	$ 4,268	$ 3,998
Accounts receivable, net of allowance for doubtful accounts of $1,699 and $1,933, respectively	93,206	72,726
Inventories	143,696	162,089
Deferred income taxes	5,665	6,333
Prepaid expenses and other current assets	2,747	1,702
Total current assets	249,582	246,848
Property, plant and equipment, net	80,440	75,004
Goodwill	60,398	60,398
Deferred charges and other assets	10,782	11,218
Due from MMHC	204	16
Total assets	$ 401,406	$ 393,484

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$ 66,876	$ 36,250
Accrued liabilities	21,704	27,022
Accrued interest	5,136	5,036
Income tax payable	382	2,169
Current maturities of long-term obligations	4,024	3,082
Total current liabilities	98,122	73,559
Long-term obligations	285,899	303,579
Deferred income taxes	12,901	13,485
Other long-term liabilities	987	690

Stockholder's equity:
Common stock, $1 par value; 500,000 shares authorized; 252,000 shares issued and outstanding	252	252
Additional paid-in capital	22,515	22,515
Accumulated other comprehensive loss, net of tax of $222 and $244, respectively	(346)	(381)
Retained deficit	(18,924)	(20,215)
Total stockholder's equity	3,497	2,171
Total liabilities and stockholder's equity	$ 401,406	$ 393,484

MMI PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In Thousands)

	Six Months Ended
	July 2, 2005	July 3, 2004
Operating Activities:
Net income	$ 1,291	$ 11,084
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,989	6,755
Provision for losses on accounts receivable	193	3,081
Provision for losses on inventories	295	1,920
Deferred income taxes	62	(1,117)
Impairment charges	497	192
(Gain) loss on sale of property, plant and equipment	(37)	53
Gain on sale of rental equipment	(978)	-
Other	927	821
Changes in operating assets and liabilities:
Accounts receivable	(20,673)	(27,255)
Inventories	18,098	(38,618)
Prepaid expenses and other assets	(1,346)	463
Accounts payable and accrued liabilities	25,705	19,090
Income taxes payable	(1,787)	13,401
Due from holding company	(188)	-
Net cash provided by (used in) operating activities	28,048	(10,130)
Investing Activities:
Capital expenditures	(7,294)	(3,530)
Refunds (deposits) relating to new equipment	646	(482)
Proceeds from sale of property, plant and equipment	569	49
Proceeds from sale of rental equipment	1,291	-
Other	(1,340)	(69)
Net cash used in investing activities	(6,128)	(4,032)
Financing Activities:
Proceeds from debt obligations	98,335	118,441
Payments on debt obligations	(119,656)	(101,917)
Payments on capital lease obligations	(1,383)	(1,086)
Proceeds from sale-leaseback transaction	1,094	-
Debt costs	(40)	(395)
Net cash (used in) provided by financing activities	(21,650)	15,043
Net change in cash	270	881
Cash, beginning of period	3,998	3,529
Cash, end of period	$ 4,268	$ 4,410